EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE ROWE COMPANIES ANNOUNCES

ENGAGEMENT OF MORGAN JOSEPH & CO., INC. AND

THE CARL MARKS ADVISORY GROUP, LLC

McLean, VA. November 9, 2005 – The Rowe Companies (AMEX:ROW), a leading furniture manufacturer and home furnishings retailer, announced today that it had retained Morgan Joseph and Co., Inc. to render financial advisory and investment banking services and to assist in the possible issuance of additional debt or equity securities. In addition, it has retained The Carl Marks Advisory Group, LLC to perform financial and management consulting services.

“I believe that this is a propitious time to access the capital markets,” stated Gerald M. Birnbach, Chairman and President. “While we still have work to do to restore overall profitability, there are significant growth opportunities in our Storehouse business which we hope to take advantage of. We also want to strengthen our balance sheet while the financial markets are favorable.”

The Rowe Companies operates two subsidiaries in the home furnishings industry: Rowe Furniture, Inc., a major manufacturer of quality upholstered furniture serving the middle and upper middle market throughout the U.S.; and Storehouse, Inc., a multi-channel, lifestyle home furnishings business including 67 retail home furnishings stores. Storehouse makes good design accessible by selling an edited assortment of casual, contemporary home furnishings through its stores located in the Southeast, Southwest and Mid-Atlantic markets, its catalog and over the internet.

Statements in this press release concerning Rowe’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe’s filings with the Securities and Exchange Commission.

Contact:	Gene S. Morphis, Chief Financial Officer
703-847-8670